Exhibit 99.1

Press Release	NASDAQ:ABCW

FOR IMMEDIATE RELEASE

Date: November 18, 2011

Anchor BanCorp Wisconsin Stock to Begin Trading on OTCQB Market

Madison, Wis. – Anchor BanCorp Wisconsin Inc (“Anchor or the “Company”), today announced that the Company’s common stock will cease trading on The Nasdaq Global Select Market effective with the open of business on November 21, 2011. The Company expects its common stock to begin trading under the “ABCW” symbol on the OTCQB Marketplace following the cessation of trading on the NASDAQ Stock Market (“NASDAQ”).

As previously disclosed, on November 10, 2011, the Company was notified by NASDAQ that its common stock was subject to delisting based upon the Company’s failure to satisfy NASDAQ’s minimum $1.00 bid price requirement, as set forth in Listing Rule 5550(a)(2).

“We initially thought that we would appeal this decision, but after a comprehensive review of the appeal process, including extensive discussion with our advisors, we’ve decided not to proceed,” said Chris Bauer, the Company’s President and Chief Executive Officer. “While we feel very positive about our current plan to raise capital, due to the uncertainty of when the plan will be complete, we feel strongly that our time and resources would be better spent on our capital raising efforts.”

The transition to the OTCQB Marketplace does not change the company’s obligation to file periodic and other reports with the Securities and Exchange Commission under applicable federal securities laws. In addition, the transition of the company’s stock to the OTCQB Marketplace will have no effect on the shares themselves. ABCW’s shareholders remain owners of the common stock and will be able to trade the stock on the OTCQB Marketplace as of November 21, 2011.

“Our stock’s change in trading venue does not have any impact on the Company or the value of our stock,” added Bauer. “The change to the OTCQB Marketplace will allow for a continued orderly trading market for our stock as we continue to pursue our capital raising efforts.”

Operated by OTC Markets Group Inc., the OTCQB is a market tier for OTC traded companies that are registered and reporting with the Securities and Exchange Commission. The Company expects its common stock will continue to trade under the “ABCW” symbol on the computerized OTCQB system. Investors will be able to view Level II Real Time stock quotes for Anchor BanCorp at www.otcmarkets.com.

For More Information

For more information, contact Emily Campbell, VP – Marketing & Communications, at (608) 252-1436.